Filed Pursuant to Rule 433

Registration No. 333-191021

Term Sheet

September 3, 2015

Issuer:	American Honda Finance Corporation

Security:	Floating Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A1 (stable outlook) Standard & Poor’s Ratings Services: A+ (stable outlook)

ISIN/Common Code/CUSIP:	XS1288342147 / 128834214 / 026657AE6

Trade Date:	September 3, 2015

Original Issue Date:	September 11, 2015

Stated Maturity Date:	March 11, 2019

Principal Amount:	€500,000,000

Interest Category:	Regular Floating Rate Note

Interest Rate Basis:	EURIBOR

Index Maturity:	3 Month

Initial Interest Rate:	The initial interest rate will be based on 3 month EURIBOR determined on September 9, 2015 plus the Spread, accruing from September 11, 2015.

Minimum Interest Rate:	0.000% per annum

Initial Interest Reset Date:	December 11, 2015

Interest Reset Dates:	Each Interest Payment Date.

Interest Determination Date:	The second TARGET business day preceding each Interest Reset Date.

Interest Payment Frequency:	Quarterly

Interest Payment Dates:	Each March 11, June 11, September 11 and December 11, beginning on December 11, 2015, and on the Stated Maturity Date.

Spread:	+40 bps

Price to Public:	100.000%

Commission:	0.250%

Net Proceeds to Issuer:	99.750% / €498,750,000

Day Count Convention:	Actual/360

Currency of Payment:	Euro

Payment of Additional Amounts	Yes, as provided in the preliminary pricing supplement dated September 3, 2015 (the “Preliminary Pricing Supplement”).

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	Application will be made to list the notes on the New York Stock Exchange although the Issuer cannot guarantee such listing will be obtained.

Business Day Convention:	If any Interest Payment Date, other than an Interest Payment Date at maturity, would otherwise be a day that is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day, except that, if the next succeeding Business Day falls in the next succeeding calendar month, the applicable Interest Payment Date will be the immediately preceding Business Day. If the maturity of the note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity to the date of that payment on the next succeeding Business Day.

Record Dates:	15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Trustee and Paying Agent:	Deutsche Bank Trust Company Americas

Calculation Agent:	Deutsche Bank Trust Company Americas

Registrar and Transfer Agent:	Deutsche Bank Trust Company Americas

Business Days:	Any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET system) or any successor thereto, is open.

Minimum Denominations:	€100,000 and €1,000 increments thereafter

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Deutsche Bank AG, London Branch Mitsubishi UFJ Securities International plc

Co-Managers:	HSBC Bank plc Merrill Lynch International Mizuho International plc SMBC Nikko Capital Markets Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the Preliminary Pricing Supplement, the prospectus supplement dated August 10, 2015 and the related prospectus dated September 5, 2013; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the Preliminary Pricing Supplement or the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus, prospectus supplement, the Preliminary Pricing Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request it by contacting Barclays Bank PLC toll-free at 1-888-603-5847, BNP Paribas toll-free at 1-800-854-5674, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 (or via email at synops@list.db.com) or Mitsubishi UFJ Securities International plc toll-free at +44-20-7577-2206.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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